UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2005

OPLINK COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-31581 (Commission File Number)	77-0411346 (I.R.S. Employer Identification No.)

46335 Landing Parkway
Fremont, California 94538
(Address of principal executive offices) (Zip code)

(510) 933-7200
(Registrant’s telephone number, including area code)

3469 North First Street
San Jose, California 95134

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of Material Definitive Agreement.

On January 18, 2005, the Registrant and EZconn Corporation (“EZconn”) announced that they have agreed that the parties will not proceed with the Registrant’s proposed acquisition of EZconn, due to recent market changes and competitive circumstances. On January 17, 2005, the Registrant, Cayman Oplink Communications, Inc., a wholly owned Cayman Islands subsidiary of the Registrant, EZconn, Sharpwell Corporation, a Samoan subsidiary of EZconn, and each of the shareholders of EZconn entered into a Settlement Agreement relating to the termination of the Stock Purchase Agreement, dated October 28, 2004, and all related ancillary agreements, including the Subscription Agreement pursuant to which certain shareholders of EZconn had agreed to purchase $21 million in shares of the Registrant’s common stock upon closing of the Registrant’s acquisition of EZconn. The material terms and conditions of the Stock Purchase Agreement, the Subscription Agreement and the other ancillary agreements are described in Item 1.01 and Item 3.02 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2004 and incorporated herein by reference.

Under the terms of the Settlement Agreement, EZconn will pay Oplink $2 million in termination fees no later than January 21, 2005 in connection with the termination of the Stock Purchase Agreement and all related ancillary agreements, each of which shall terminate automatically upon receipt by the Registrant of the $2 million payment from EZconn. Oplink has incurred expenses of approximately $1 million in connection with the proposed transaction.

A redacted copy of a press release pertaining in part to these matters, entitled “Oplink Provides Business Update,” is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Redacted press release entitled “Oplink Provides Business Update,” dated January 18, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPLINK COMMUNICATIONS, INC.
Date: January 18, 2005	By:	/s/ Bruce D. Horn
		Name:	Bruce D. Horn
		Title:	Chief Financial Officer

Exhibit Index

99.1 Redacted press release entitled “Oplink Provides Business Update,” dated January 18, 2005.